Exhibit 99.1

For Immediate Release:

Bank of Commerce Holdings Announces Management Change

SACRAMENTO, California, July 22, 2020 / GLOBE NEWSWIRE — Bank of Commerce Holdings (NASDAQ: BOCH) (the “Company”), a $1.712 billion asset bank holding company and parent company of Merchants Bank of Commerce (the “Bank”), today announced that its Board of Directors has appointed Carl W. Rood as Executive Vice President and Chief Operating Officer of the Company and of the Bank, effective August 1, 2020. Mr. Rood previously served as Senior Vice President and Chief Risk Officer since October 2016.

“I am pleased to announce Carl’s promotion to Executive Vice President and Chief Operating Officer,” stated Randall S. Eslick, President and Chief Executive Officer. “Carl brings a wealth of knowledge and experience to the role and will continue to be a valuable asset to our management team.”

Prior to his employment with the Bank, Mr. Rood held similar positions at other financial institutions and has over 30 years of experience in banking. Mr. Rood holds a Bachelor of Science in Business Administration with a concentration in finance from California State University, Sacramento.

About Bank of Commerce Holdings

Bank of Commerce Holdings is a bank holding company headquartered in Sacramento, California and is the parent company for Merchants Bank of Commerce. The Bank is an FDIC-insured California banking corporation providing community banking and financial services in northern California from Sacramento to Yreka along the Interstate 5 corridor. The Bank was incorporated as a California banking corporation on November 25, 1981 and opened for business on October 22, 1982. The Company’s common stock is listed on the NASDAQ Global Market and trades under the symbol “BOCH”.

Contact Information:

Randall S. Eslick, President and Chief Executive Officer

Telephone Direct (916) 677-5800

James A. Sundquist, Executive Vice President and Chief Financial Officer

Telephone Direct (916) 677-5825

Andrea M. Newburn, Vice President and Senior Administrative Officer / Corporate Secretary

Telephone Direct (530) 722-3959